                                                                    Exhibit 99.1

For Information:  Scott Lamb
Telephone:  (713) 267-3826
May 14, 2002

        KAISER ALUMINUM TO APPEAL RULING BY NLRB ADMINISTRATIVE LAW JUDGE

HOUSTON, Texas, May 14, 2002 - Kaiser Aluminum said today that it intends to appeal an unfavorable ruling by a National Labor Relations Board (NLRB)
administrative law judge.

The ruling came in a case in which the United Steelworkers of America had charged the company with unfair labor practices in connection with a two-year labor dispute that ended in 2000. The ruling was issued May 10, 2002, and was communicated to the company today. In 2000, the NLRB had dismissed 22 of 24 original charges of unfair labor practice that the union had brought against the company.

The ruling is not self-enforcing and, because it is subject to appeal, does not require that the company take steps to pay back wages to affected employees. The company would only be subject to such a requirement if the ruling were to be definitively upheld after all appeals were exhausted, a process that could take several years.

 "We disagree with the decision of the judge and look forward to vigorous pursuit of an appeal," said Jack A. Hockema, President and Chief Executive
Officer of Kaiser Aluminum. "We remain confident that our position will ultimately be upheld."

The company plans to appeal the ruling to the full NLRB. Any decision by the full Board would then be subject to additional appeal to the Federal court of appeals.

Kaiser Aluminum Corporation (OTCBB: KLUCQ) is a leading producer of alumina, primary aluminum, and fabricated aluminum products.

                                      F-926

Company press releases may contain statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors.